Exhibit 10.1
THORATEC CORPORATION
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN
EFFECTIVE JANUARY 1, 2005
SECTION 1. ESTABLISHMENT AND PURPOSES
     1.1 Establishment. Thoratec Corporation established effective as of January 1, 2004, a deferred compensation plan for executives as described herein, known as the “THORATEC CORPORATION DEFERRED COMPENSATION PLAN” (hereinafter called the “Plan”).
     1.2 Purposes. The purposes of the Plan are to (i) enable the Corporation to attract and retain persons of outstanding competence; (ii) provide means whereby certain amounts payable by the Corporation to selected executives and directors may be deferred to some future period; and (iii) provide a means for possible future allocation of a matching credit by the Corporation to selected executives and directors. The Plan is intended to constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
     1.3 409A Compliance. Effective January 1, 2005, the Corporation bifurcated the Plan into this document, which is intended to comply with the provisions of Section 409A of the Code and the final regulations promulgated thereunder, and a grandfathered document, which applies to amounts not subject to Section 409A of the Code. This document is effective January 1, 2005, with respect to deferrals made after December 31, 2004.
SECTION 2. DEFINITIONS
     2.1 Definitions. Whenever used herein, the following terms shall have the meanings set forth below:
          (a) “Board” means the Board of Directors of the Corporation.
          (b) “Board Fees” means the cash compensation payable to Directors, including any annual retainer and meeting and committee fees.
          (c) “Bonus” means the bonus payable in cash by the Corporation to a Participant in respect of a Year under the Corporation’s Executive Incentive Plan.
          (d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
          (e) “Committee” means the Nonqualified Deferred Compensation Committee appointed by the Board.
          (f) “Corporation” means Thoratec Corporation, a California corporation.
          (g) “Director” means a member of the Corporation’s Board of Directors.

          (h) “Early Retirement” means a Participant’s retirement on or after attaining age 55 or upon the completion of ten years of service with the Company, but in either case before attaining age 65.
          (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
          (j) “Growth Increment” means the net amount of income, appreciation, loss, etc., earned or suffered on a Participant’s deferred amounts.
          (k) “Key Employee” means, with respect to any Year, an employee of the Corporation who meets the following characteristics at any time during the twelve (12)-month period ending on September 30 immediately preceding such Year:
               (i) one of the top 50 officers of the Corporation having annual compensation greater than $140,000 (as indexed by regulations promulgated under the Code);
               (ii) a five-percent (5%) owner of the Corporation; or
               (iii) a one-percent (1%) owner of the Corporation with annual compensation from the Corporation greater than $150,000.
          (l) “Normal Retirement” means a Participant’s retirement on or after attaining age 65.
          (m) “Participant” means an individual eligible to participate in the Plan pursuant to Section 3.1.
          (n) “Salary” means all regular, basic compensation, before reduction for amounts deferred pursuant to this Plan or any other plan of the Corporation, payable in cash to a Participant for services rendered during the Year, exclusive of any bonuses or incentive compensation, special fees or awards, allowances, or amounts designated by the Corporation as payments toward or reimbursement of expenses.
          (o) “Trust” means the Thoratec Corporation Grantor Trust Agreement attached hereto as Exhibit A.
          (p) “Year” means a calendar year.
     2.2 Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein also shall include the feminine gender, and the definition of any term herein in the singular also shall include the plural.
SECTION 3. ELIGIBILITY AND PARTICIPATION
     3.l. Eligibility. The Plan is primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and

Directors. Subject to the preceding sentence, the following persons shall be eligible to participate in the Plan:
          (a) the elected officers and appointed officers of the Corporation;
          (b) cardiovascular division senior directors and above;
          (c) Directors; and
          (d) any other employee of the Corporation or any direct or indirect subsidiary of the Corporation designated by the Chair of the Committee or by the Chief Executive Officer of the Corporation from time to time.
     3.2 Ceasing Eligibility. In the event a Participant no longer meets the requirements for participation in this Plan, he shall become an inactive Participant. An inactive Participant shall retain all rights described under this Plan, except the right to make any further deferrals and the right to receive any further matching credits, until the time that he or she again meets the eligibility requirements of Section 3.1 (and, if applicable, Section 5.1).
SECTION 4. ELECTION TO DEFER
     4.1 Deferral Election.
          (a) Subject to the following provisions, a Participant irrevocably may elect, by written notice to the Corporation, to defer Salary, Bonus, or Board Fees as set forth below. Deferrals of each of Salary, Bonus and/or Board Fees shall be made pursuant to a separate deferral election.
               (i) With respect to Salary deferrals, the deferral percentage elected must be at least two percent (2%) but no greater than fifty percent (50%), or a flat dollar amount of no less than $2,000 and no more than an amount representing fifty percent (50%) of Salary. The deferral amount shall be applied to the Participant’s Salary for each pay period of the Year to which the deferral election applies and must be made on or before November 30 of the year immediately preceding the Year for which such deferral election applies.
               (ii) With respect to Bonus deferrals, the deferral percentage elected shall be 0% to 100% (and/or a flat amount) and shall apply only to the Participant’s Bonus payable with respect to service to be performed in the Year and must be made on or before June 30 of such Year.
               (iii) With respect to Board Fees, the deferral percentage elected shall be 0% to 100% and shall apply only to the Participant’s Board Fees payable with respect to service to be performed in the Year and must be made on or before November 30 of the year immediately preceding the Year for which such deferral election applies.
          (b) Notwithstanding the time limits specified for making deferrals in Section 4.1(a), the provisions of this Section 4.1(b) shall apply to any individual who becomes a Participant on or after the first day of the Year. Such a Participant may irrevocably elect, by written notice to the Corporation, to defer all or part of the annual Salary, Bonus or Board Fees earned by such Participant for such Year after such election, if such election is made within thirty (30) days after becoming a Participant.
          (c) After a Participant makes a deferral election in accordance with Section 4.1(a), deferrals shall commence as soon as administratively practicable as determined in the sole discretion of the Committee. No deferral election shall apply retroactively to Salary, Bonus or Board Fees that were earned before the date such election was made.
     4.2 Deferral Period.
          (a) A Participant who is an employee may elect a deferral period for each separate deferral. The deferral period may be until a specified calendar year beginning prior to termination of employment (also referred to as a “scheduled in-service withdrawal”) or the Participant’s retirement (whether Early or Normal). This election, if made, must be made at the same time as the Participant’s deferral election pursuant to Section 4.1. If a Participant fails to make an election pursuant to this Section 4.2, he or she shall be deemed to have elected a payment on or commencing upon retirement (whether Early or Normal). Notwithstanding the foregoing, Directors who are not also employees must defer payment until after their service on the Board ends.
          (b) However, notwithstanding the above, payments of deferred amounts shall be made on the earliest to occur of:
               (i) death;
               (ii) total and permanent disability (as defined in the Corporation’s long term disability plan or, if such definition does not meet the requirements for “disability” pursuant to the final regulations promulgated under Section 409A of the Code, then as defined under such final regulations); or
               (iii) in the case of employees only, termination of employment other than Early or Normal Retirement.
          (c) Notwithstanding the Participant’s elections under Sections 4.1 and 4.2, the Participant may request to receive a withdrawal in the case of an unforeseeable emergency. An unforeseeable emergency will be deemed to have occurred in the following circumstances:
               (i) the Participant experiences a severe financial hardship resulting from an illness or accident of the Participant or his or her designated beneficiary, or the spouse or dependent of either one of them;
               (ii) the Participant loses his or her home due to casualty; or
               (iii) similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or his or her designated beneficiary.

          The Committee shall determine whether a Participant’s request pursuant to this Section 4.2(c) shall be granted and the manner in which, if at all, the payment of deferred amounts or matching credits shall be altered or modified, which determinations shall be final, conclusive and not subject to appeal; provided, however, that any distribution to the Participant on account of this Section 4.2(c) shall not be in excess of that amount that is necessary for the Participant to meet the emergency need.
     4.3 Form of Payment. Generally, payments are to be made in one lump sum.
          (a) However, if a Participant who is an employee elects under Section 4.2 to receive payments upon Early or Normal Retirement, the Participant can choose whether to have all such payments paid in a lump sum, or all such payments paid in up to ten (10) (or, if less, his or her total years of service with the Corporation) substantially equal annual installments. The foregoing election with respect to the form of payments to be made upon Early or Normal Retirement must be made by the Participant at the same time that the Participant first establishes his or her account under this Plan for amounts deferred until Early or Normal Retirement (i.e., at the same time as the Participant makes his or her first election under Section 4.2 to defer an amount until Early or Normal Retirement). Once a Participant elects between lump sum and installment payments, such election shall apply to amounts deferred until Early or Normal Retirement for all future years and only may be modified pursuant to Section 4.4.
          (b) Additionally, a Participant who is an employee may elect (at the same time as the elections pursuant to Sections 4.1 and 4.2) to receive scheduled in-service withdrawals in substantially equal annual installments for up to four (4) years. A Participant may make a different election between lump sum and installment payments with respect to each discrete scheduled in-service withdrawal. The foregoing elections with respect to scheduled in-service withdrawals are irrevocable. Notwithstanding the foregoing, any Participant with less than two (2) years of service with the Corporation must receive a lump cash sum distribution.
     4.4 Modification, Corporate Discretion. Notwithstanding the foregoing, a Participant who is an employee may change the timing of any payment to be made upon Early or Normal Retirement by written election (a “subsequent election”) made prior to the Year in which deferred amounts are to be paid or commence being paid, provided, however, that (i) a subsequent election will not take effect until at least twelve (12) months after it is made and (ii) the subsequent election must defer payment for at least five (5) years from the date payment otherwise would be paid or commence (except as otherwise permitted pursuant to Section 409A of the Code). Once a Participant has elected to receive a payment upon Early or Normal Retirement, that election may not be changed to a commencement date prior to termination except for a withdrawal on account of an unforeseeable emergency pursuant to Section 4.2(c). Also, while a Participant’s election with respect to scheduled in-service withdrawals is irrevocable once it is made, the Corporation will defer any scheduled in-service withdrawals to the first Year in which the deduction of the payment would not be limited by Section 162(m) of the Internal Revenue Code.
     4.5 Denial of Participation. In the event payment of deferred amounts commences because of long term disability or an unforeseeable emergency pursuant to Section 4.2(c), no deferrals may be made for a period of twelve (12) months following the last payment date in connection with such disability or unforeseeable emergency.
SECTION 5. MATCHING CREDITS
     5.1 Effective Date and Eligibility. Effective at such date as determined by the Board, the Corporation shall credit matching credits to Participants under this Plan. At such time, if any, that this Section 5 is activated by the Board, the Corporation shall credit matching credits under this Plan during each calendar quarter for the benefit of each eligible Participant. The matching formula shall be determined by the Board at the time it activates this Section 5.
     5.2 Payment. Payment of matching credits shall occur at the same time as payment of deferred amounts to which the matching credits relate. Notwithstanding the foregoing, in the case of a withdrawal on account of an unforeseeable emergency pursuant to Section 4.2(c), payment of matching credits shall occur at the time that payment of deferred amounts would have occurred under the provisions of this Plan excepting Section 4.2(c), rather than at the time the withdrawal on account of an unforeseeable emergency actually takes place.
SECTION 6. DEFERRED COMPENSATION AND MATCHING CREDITS ACCOUNTS
     6.1 Participant Accounts.
          (a) Deferred Compensation Accounts. The Corporation shall establish and maintain one or more individual bookkeeping accounts in respect of deferrals made by a Participant called “Deferral Accounts.” A Participant shall have separate Deferral Accounts for deferred amounts to be paid after termination of employment and those paid during employment. A Participant’s Deferral Accounts shall be credited with the dollar amount of any amount deferred as of the date the amount deferred otherwise would have become due and payable.
          (b) Matching Credits Accounts. The Corporation shall establish and maintain an individual bookkeeping account in respect of matching credits by the Corporation for the benefit of an eligible Participant to be known as a “Matching Account” (and, together with the Deferral Accounts, “Accounts”).
     6.2 Growth Increments on Accounts. The Corporation will provide the opportunity for Growth Increments (which can be a negative number to reflect a loss of value) to be earned on the balances of a Participant’s Accounts. The Committee will have the authority to select, from time to time, funds or investments for use in indexing and thus determining the Growth Increments. The Accounts shall be credited daily with Growth Increments computed on the balances in such Accounts. The Growth Increments shall be the sum of the income, capital growth, loss, etc., as selected and determined by the Committee.
     6.3 Charges Against Accounts. There shall be charged against a Participant’s Accounts any payments made to the Participant or to his or her beneficiary in accordance with Section 7.

SECTION 7. PAYMENT OF DEFERRED AND MATCHING AMOUNTS
     7.1 Payment of Deferred and Matching Amounts. For purposes of determining the amount to pay a Participant upon a distribution from his or her Accounts, such Accounts shall be valued (including accumulated Growth Increments) as follows, subject to Section 7.2 hereof:
          (a) Scheduled In-Service Withdrawal. In the case of a scheduled in-service withdrawal, a Participant’s Accounts shall be valued as of December 31 of the year preceding the year elected by the Participant. If the Participant has elected installment payments, the Accounts shall be revalued on each December 31 before an installment is paid in the following January.
          (b) Other Distributions. In the case of any distribution scenario other than a scheduled in-service withdrawal, a Participant’s Accounts shall be valued as of the date of the termination of employment (including Early or Normal Retirement) or Board service, unforeseeable emergency (except for Matching Contributions, which shall be valued as of the time provided in Section 5.2), death or disability, as applicable. If the Participant has elected installment payments to be paid upon Early or Normal Retirement, the Accounts shall be revalued upon each anniversary of the Participant’s Early or Normal Retirement before an installment is paid.
     All payments shall be made in the manner specified under Section 4.3. The amount of any installment payment shall be equal to the sum of the balances in a Participant’s Accounts multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining. In the case of a scheduled in-service withdrawal, payment shall commence on the first business day in January of the year elected by the Participant, or as soon as administratively practicable thereafter. In all other cases, payment shall commence as soon as administratively practicable after the date the Accounts are valued.
     7.2 Six-Month Delay for Key Employees. In the case of a Key Employee, payments to be made or commence upon termination of employment or Early or Normal Retirement shall be delayed until a date that is six (6) months after such termination or retirement, except that in no case shall the six (6)-month delay described in this Section 7.2 apply to a payment made upon the occurrence of a Participant’s death. The Deferral and Matching Accounts of a Key Employee will be valued as of the date set forth in Section 7.1 or the last day of the applicable six (6)-month delay, if later.
     7.3 Acceleration of Payments. If prior to the payment of all or a portion of his Account, the Participants dies, suffers a total and permanent disability (as defined in Section 4.2(b)(ii)) or terminates employment for other than Early or Normal Retirement, the balance of any amounts payable shall be paid in a lump sum to the Participant or in the case of death, to the beneficiaries designated under Section 8. Also, regardless of the event triggering payment, if a Participant’s Account balances total less than fifty thousand dollars ($50,000) in the aggregate at the time for the payment specified, such amount shall be paid to the Participant in a lump sum.
SECTION 8. BENEFICIARY DESIGNATION
     8.1 Designation of Beneficiary. A Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, are to receive the amounts that otherwise would have been paid to the Participant. All designations shall be in writing to the Corporation in such form as it requires or accepts and signed by the Participant. The designation shall be effective only if and when delivered to the Corporation during the lifetime of the Participant. The Participant also may change his beneficiary or beneficiaries by a signed, written instrument delivered to the Corporation. However, if a married Participant maintains his primary residence in a state that has community property laws, the Participant’s spouse shall join in any designation of a beneficiary or beneficiaries other than the spouse. The payment of amounts shall be in accordance with the last unrevoked written designation of beneficiary that has been signed and delivered to the Corporation.
     8.2 Death of Beneficiary. In the event that all of the beneficiaries named in Section 8.1 predecease the Participant, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate, and in such event, the term “beneficiary” shall include his or her estate.
     8.3 Ineffective Designation. In the event the Participant does not designate a beneficiary, or if for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate, and in such event, the term “beneficiary” shall include his or her estate.
SECTION 9. RIGHTS OF PARTICIPANTS
     9.1 Contractual Obligation. It is intended that the Corporation is under a contractual obligation to make payments of a Participant’s Accounts when due. Payment shall be made out of the general funds of the Corporation as determined by the Board.
     9.2 Unsecured Interest. No Participant or beneficiary shall have any interest whatsoever in any specific asset of the Corporation. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Notwithstanding the above, the Corporation intends to informally fund for the obligations under this Plan through the Trust. While contributions to the Trust are discretionary prior to a Change in Control, full contribution is required in accordance with Section 16.2 upon a Change in Control.
     9.3 Employment. Nothing in the Plan shall interfere with or limit in any way the rights of the Corporation to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Corporation.
     9.4 Participation. No employee shall have a right to be selected as a Participant or, having been so selected, to be selected again as a Participant.
SECTION 10. NONTRANSFERABILITY
     10.1 Nontransferability. In no event shall the Corporation make any payment under this Plan to any assignee or creditor of a Participant or a beneficiary. Prior to the time of a payment hereunder, a Participant or a beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of law.

SECTION 11. ADMINISTRATION
     11.1 Administration. This Plan shall be administered by the Committee. The Committee may from time to time establish rules for the administration of this Plan that are not inconsistent with the provisions of this Plan.
     11.2 Finality of Determination. The Committee has sole discretion in interpreting the provisions of the Plan. The determination of the Committee as to any disputed questions arising under this Plan, including questions of construction and interpretation, shall be final, binding, and conclusive upon all persons.
     11.3 Expenses. The cost of payments from this Plan and the expenses of administering the Plan shall be borne by the Corporation.
     11.4 Action by the Corporation. Any action required or permitted to be taken under this Plan by the Corporation shall be by resolution of the Board, by the duly authorized Committee of the Board, or by a person or persons authorized by resolution of the Board or the Committee.
SECTION 12. AMENDMENT AND TERMINATION
     12.1 Amendment and Termination. The Corporation expects the Plan to be permanent but, since future conditions affecting the Corporation cannot be anticipated or foreseen, the Corporation necessarily must and does hereby reserve the right to amend, modify, or terminate the Plan at any time by action of the Board. Notwithstanding the foregoing, upon the occurrence of a Change in Control (as hereinafter defined) the Plan may not be terminated or amended in such a manner as to decrease any benefits or rights accrued as of the date of the Change of Control without the approval of the majority of the Participants.
SECTION 13. APPLICABLE LAW
     13.1 Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of California.
SECTION 14. WITHHOLDING OF TAXES
     14.1 Tax Withholding. The Corporation shall have the right to deduct from all contributions made to, or payments made from, the Plan any federal, state, or local taxes required by law to be withheld with respect to such contributions or payments.
SECTION 15. NOTICE
     15.1 Notice. Any notice required or permitted to be given under the Plan by a Participant shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Vice President of Human Resources of the Corporation, and by the Corporation shall be sufficient if made via electronic delivery, or, by either party shall be sufficient if made using any other method permitted by the Committee. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.
SECTION 16. CHANGE IN CONTROL
     16.1 Change in Control. For purposes of this Plan, a “Change in Control” shall be deemed to have occurred on the first to occur of any one of the events set forth in the following paragraphs:
          (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing 50% or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or
          (b) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of November 1, 2003 or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two thirds of those directors whose election or nomination was not in connection with any transaction described in this section 16.1, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.
          (c) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary of the Corporation with any other corporation, other than (i) a merger or consolidation, which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation or its Affiliates) representing fifty percent (50%) or more of either the then outstanding shares of Common Stock or the combined voting power of the Corporation’s then outstanding voting securities; or
          (d) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets (in one transaction or a series of related transactions within any period of twenty four (24) consecutive months), other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.
Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions. Moreover, if the definition of “Change in Control” contained herein does not satisfy the requirements for a change in control as defined pursuant to Section 409A of the Code and the final regulations promulgated thereunder, then the definition contained herein shall be deemed modified to the minimum extent necessary to satisfy such requirements.
For purposes of the definition of Change’ in Control, “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation or (v) any individual, entity or group which is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G (or any successor schedule); provided that if any such individual, entity or group subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D (or any successor schedule), such individual, entity or group shall be deemed to be a Person for purposes hereof on the first date on which such individual, entity or group becomes required to or does so report Beneficial Ownership of all of the voting securities of the Corporation Beneficially Owned by it on such date.
     16.2 Effect of Change in Control. Upon a Change in Control, the Corporation must contribute to the Trust as provided in the Trust.
     16.3 Successors. Any successor in interest to the Corporation, including a purchaser of a substantial portion of its assets, must assume the obligations of this Plan.
     16.4 Construction. The provisions of this Plan are intended to comply with Section 409A of the Code and the final regulations promulgated thereunder, and shall be so construed and interpreted. In the event that any provision of this Plan does not comply with Section 409A of the Code, such provision shall be deemed to be amended to the minimum extent necessary to cause it to comply.
     16.5 Claims Procedure. The Committee shall be the “administrator” of the Plan. If a Participant makes a claim for benefits under the Plan, he or she generally will be notified electronically or in writing within ninety (90) days after the claim is received whether it was accepted or denied. If an extension of time for processing the claim is required, the administrator may take up to an additional ninety (90) days, provided that the administrator sends the Participant written notice of the extension before the expiration of the original ninety (90)-day period. The notice provided to will describe why an extension is required and when a decision is expected to be made.
If a Participant’s claim is wholly or partially denied, the denial notice will contain the following information:
•	the reasons for the denial, including specific reference to those plan provisions on which the denial is based;

•	a description of any additional information necessary to complete the claim and an explanation of why such information is necessary;

•	an explanation of the steps to be taken to appeal the adverse determination; and

•	a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA following an adverse decision after appeal.
If a Participant’s claim is wholly or partially denied, he or she may submit a request for an appeal within sixty (60) days of receiving notice of the denial. The Participant may submit comments, records, documents, or other information supporting his or her appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the Participant will be provided reasonable access to and copies of all documents, records and other information relevant to his or her claim.
A Participant generally will be notified electronically or in writing of the outcome of his or her appeal within sixty (60) days after it is received. If an extension of time for processing the appeal is required, the appeal reviewer may take up to an additional sixty (60) days provided that the appeal reviewer sends written notice of the extension before the expiration of the original sixty (60)-day period. If the appeal is wholly or partially denied, the denial notice will explain the reasons for the decision and include the following: (i) references to the specific plan provision(s) upon which the decision was based; (ii) a statement that, upon request and free of charge, the Participant will be provided reasonable access to and copies of all documents, records and other information relevant to his or her claim for benefits; and (iii) a statement of his or her right to bring a civil action under section 502(a) of ERISA.